Panasonic

Yearly sales contract

2010 communication product dealer Taiwan Halee CORP. ( 8M17+8M18+8M19+ 8M20 ) yearly sales contract

Contract number: SE-8M17-2010-0401

Taiwan Halee CORP. ( Hereinafter called A )
Panasonic Taiwan Co., Ltd. SE SECT. ( Hereinafter called B )

1.	Period: 2010/04/01 – 2011/03/31

2.	Target: During the contract period,A should purchase from B for the following target amount:

	Amount	Achievement rebate
2010 target	NTD 320,000,000	0.40%
2010 challenge target	NTD 380,000,000	0.5%

1.	The 1st, 2nd half year target should be set up between A and B.

2.	The rebate should be calculated base on the actual sales amount.

3.	Reward: In the end of the contract period, if A can achieve the yearly target, B have to follow this contract to give achievement rebate to A

NOTE:	1.	The period of validity for this contract from 2010/04/01 to 2011/03/31

	2.	The above amount is including 5% selling tax.

/s/Taiwan Halee CORP.	/s/Panasonic Taiwan Co., Ltd.
(executed by corporate seal)	(executed by corporate seal)